Exhibit 99.1

    RSNA NEWS COVER ARTICLE FOCUSES ATTENTION ON HYPERTHERMIA CANCER THERAPY

Foreshadows Hyperthermia Therapy as Potential New Standard of Care Nationally

    SALT LAKE CITY, Nov. 29 /PRNewswire-FirstCall/ -- BSD MEDICAL CORP. (Amex:
BSM) today reported that a cover article in the RSNA News distributed to 37,000 RSNA members and the approximate 60,000 who are attending the 91st Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA) being held November 27 - December 2 in Chicago cites the growing attention on hyperthermia therapy as a cancer treatment strategy. The article emphasizes newly published results from trials with hyperthermia treatments that could change the standard of care nationally.

    Two clinical studies showing the impact of hyperthermia in treating cancer were specifically cited by RSNA News. In the first study conducted at Duke University Medical Center, the article stated that "hyperthermia given before radiation therapy eradicated tumors in 66 percent of the patients, most of whom had post-mastectomy chest wall recurrences of breast cancer. By comparison, radiation therapy alone destroyed tumors in just 42 percent of patients." In the second study involving multinational trials done in the United States, Norway and The Netherlands, a 90 percent complete remission was achieved in patients with advanced cervical cancer when hyperthermia was added to radiation and chemotherapy as a triple-combination treatment.

    According to RSNA News, "up until now, national guidelines for treating specific tumors have not included hyperthermia." However the article continues, "a randomized trial published last May in the JOURNAL OF CLINICAL ONCOLOGY demonstrated that hyperthermia combined with radiation significantly improved response rates in breast cancer patients who had recurring tumors in the chest wall. In August, researchers reported in the journal CANCER that hyperthermia produced impressive response rates when combined with radiation and chemotherapy in advanced cervical cancer. These gains ... are spurring new interest in radiation oncology departments."

    The article notes that Duke University is already using hyperthermia as standard therapy for patients with chest wall tumors, and that the National Comprehensive Cancer Network "is considering a recommendation that hyperthermia be used for chest wall recurrences in the next edition of its breast cancer guidelines." Dr. William Small, Jr. of Northwestern University "uses hyperthermia in almost everyone with chest wall recurrences and in some pelvic and other superficial tumors," according to the article.

    About BSD Medical Corporation

    BSD Medical is the world's leading developer of systems used to treat cancer with hyperthermia therapy. Using precision focused RF/microwave energy, BSD's systems heat cancerous tumors, causing hyperthermia in the cancer, killing cancer directly and boosting the effectiveness of chemotherapy and radiation.

    BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. Frost and Sullivan recognized BSD Medical's advanced cancer treatment systems with this year's "Technology Innovation of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             11/29/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /